Exhibit 4.2

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 1st day November, 2011, by and among VERASTEM, INC., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and each of the stockholders listed on Schedule B hereto, each of whom is referred to in this Agreement as a “Key Holder”.

RECITALS

WHEREAS, the Company, certain of the Investors and the Key Holders are parties to an Amended and Restated Investors’ Rights Agreement dated as of July 12, 2011 (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series C Preferred Stock Purchase Agreement (as amended and/or restated from time to time, the “Purchase Agreement”) providing for the sale of shares of the Series C Preferred Stock, $.0001 par value per share, of the Company (the “Series C Preferred Stock”), and in connection with that agreement it is a condition to the purchase of such Series C Preferred Stock that the Company, the Investors and the Key Holders enter into this Agreement;

WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement; and

WHEREAS, the (i) Company, (ii) the holders of at least sixty percent (60%) of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock (as defined in the Prior Agreement) held by the Investors (voting as a single class and on an as-converted basis) and (iii) the Key Holders (as defined in the Prior Agreement) holding at least two-thirds of the Common Stock then held by the Key Holders who are providing services to the Company as officers, employees or consultants have executed this Agreement in order to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree that the Prior Agreement shall be amended and restated, and the parties hereto further agree as follows:

1.                                       Definitions.  For purposes of this Agreement:

1.1                                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any stockholder, general partner, managing member, officer or director of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person.

1.2                                 “Common Stock” means shares of common stock, $.0001 par value per share, of the Company.

1.3                                 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4                                 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options, warrants and Preferred Stock.

1.5                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6                                 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.7                                 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8                                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.9                                 “Founders” means Christoph Westphal, Rich Aldrich, Michelle Dipp, Satish Jindal, Piyush Gupta and Robert Weinberg.

1.10                           “GAAP” means generally accepted accounting principles in the United States.

1.11                           “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12                           “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.13                           “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14                           “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.15                           “Key Employee” means any executive-level employee (including vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement) or any other employee deemed to be a Key Employee by the Company’s Board of Directors or Compensation Committee.

1.16                           “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any Derivative Security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.17                           “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least twenty percent (20%) of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock originally purchased by such Investor and (ii) any transferee of shares of Series A Preferred, Series B Preferred Stock and/or Series C Preferred Stock of any Investor, as the case may be, if such transferee is an Affiliate of such Investor and such transferee, individually or together with its Affiliates, holds at least twenty percent (20%) of the Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, originally purchased by such Investor.

1.18                           “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.19                           “Person” means any individual, corporation, partnership, trust, foundation, limited liability company, association or other entity.

1.20                           “Preferred Stock” means collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.21                           “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding any Common Stock issued upon conversion of the Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Company’s Certificate of Incorporation (as amended and/or restated from time to time); (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1 and 2.10; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any Derivative Security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.22                           “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to Derivative Securities that are Registrable Securities.

1.23                           “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.24                           “SEC” means the Securities and Exchange Commission.

1.25                           “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.26                           “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.27                           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.28                           “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.29                           “Series A Directors” means the directors of the Company that the holders of record of Series A Preferred Stock are entitled to elect exclusively and as a separate class pursuant to the Company’s Certificate of Incorporation (as amended and/or restated from time to time).

1.30                           “Series A Preferred Stock” means the Series A Preferred Stock, $.0001 par value per share, of the Company.

1.31                           “Series B Preferred Stock” means the Series B Preferred Stock, $.0001 par value per share, of the Company.

1.32                           “Qualified Public Offering” means a Qualified Public Offering, as defined in the Company’s Certificate of Incorporation, as amended and/or restated from time to time.

1.33                           “Voting Agreement” means that certain Second Amended and Restated Voting Agreement, by and among the Company and the other parties thereto, dated as of even date hereof.

2.                                       Registration Rights.  The Company covenants and agrees as follows:

2.1                                 Demand Registration.

(a)                                  Form S-1 Demand.  If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $5 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s

Board of Directors (the “Board of Directors”) it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), elect not to pay the registration expenses therefor and, as a result, forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2                                 Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                                 Underwriting Requirements.

(a)                                  If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; and provided, further, that any Registrable Securities which are not Key Holder Registrable Securities shall not be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the

Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) the number of Registrable Securities included in the offering be reduced below thirty percent  (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering, or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, Massachusetts Business Trust or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1(d), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than all of the Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                                 Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any  underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                                     after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5                                 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                                 Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                                 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                                 Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder) except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9                                 Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                  make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent applicable, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                           Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of (a) at least sixty percent (60%) of the Registrable Securities then outstanding held by the Holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as-converted basis, and (b) at least sixty percent (60%) of the Registrable Securities then outstanding held by the Holders of Preferred Stock, voting together as a single class and on an as-converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11                           “Market Stand-off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or an Immediate Family Member of the Holder or an Affiliate of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock).  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto.  Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to obtain from the managing underwriter(s) an agreement, and the underwriters may, in their sole discretion agree, to waive these restrictions in order to provide for periodic early releases of portions of the aforesaid securities upon the occurrence of certain specified events, any such release to apply pro rata to all Holders subject to this Section 2.11, based on the number of securities (determined on an as-converted basis) subject to the restrictions set forth in this Section 2.11.

2.12                           Restrictions on Transfer.

(a)                                  The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)                                  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  Notwithstanding the foregoing, the Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder in compliance with the registration or qualification provisions of the Securities Act of 1933, as amended, or applicable exemptions therefrom, or (z) in the case of any Holder that is a natural person, in connection with any transfer for no consideration by such Holder for bona fide estate planning purposes, either during such Holder’s lifetime or on death by gift, will, intestate succession; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13                           Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)                                  the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation (as amended and/or restated from time to time); and

(b)                                 the fifth anniversary of the IPO.

3.                                       Information Rights.

3.1                                 Delivery of Financial Statements.  The Company shall deliver to each Major Investor:

(a)                                  as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company and approved by the Board of Directors;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified on behalf of the Company by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)                                 as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a quarterly  basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)                                  with respect to the financial statements called for in Section 3.1(a) and Section 3.1(b), an instrument executed on behalf of the Company by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f)                                    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2                                 Inspection.  The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3                                 Termination of Information.  The covenants set forth in Section 3.1, and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified Public Offering or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation (as amended and/or restated from time to time), whichever event occurs first.

3.4                                 Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.                                       Rights to Future Stock Issuances.

4.1                                 Right of First Offer.  Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor (the “Preemptive Right Holders”).  A Preemptive Right Holder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)                                  The Company shall give notice (the “Offer Notice”) to each Preemptive Right Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) days after the Offer Notice is given, each Preemptive Right Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable of all Derivative Securities then held, by such Preemptive Right Holder bears to the total Common Stock then outstanding (assuming full conversion and/or exercise, as applicable, of all then outstanding Derivative Securities).  At the expiration of such twenty (20) day period, the Company shall promptly notify each Preemptive Right Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Preemptive Right Holder’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Preemptive Right Holders were entitled to subscribe but that were not subscribed for by the Preemptive Right Holders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of all Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of all Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.   The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred and twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)                                 The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation, as amended and/or restated from time to time); and (ii) shares of Common Stock issued in a Qualified Public Offering.

4.2                                 Termination.  The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified Public Offering or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation (as amended and/or restated from time to time), whichever event occurs first.

5.                                       Additional Covenants.

5.1                                 Employee Agreements.  The Company will cause (i) each person (including each Key Employee) now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nonsolicitation, nondisclosure and proprietary information assignment agreement and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement.

5.2                                 Vesting Terms.

(a)                                  Founders.  Unless otherwise approved by the Board of Directors, the Founders shall have executed restricted stock agreements for the purchase of restricted Common Stock providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting upon issuance and the remaining shares vesting in equal quarterly installments over the following four (4) years.  In addition, all shares of the Founders’ unvested Common Stock shall fully vest in connection with a Change in Control as defined the restricted stock agreements.

(a)                                  Employees and Consultants.  Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal quarterly installments over the following three (3) years, and (ii) a market stand-off provision substantially similar to that in Section 2.11.  In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s Qualified Public Offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.3                                 Board Matters.  Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.  The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.  The Company will maintain an audit committee, which shall consist solely of non-management directors, and a compensation committee. Further, the compensation committee shall be comprised of no more than three directors, two of whom shall be Series A Directors.

5.4                                 Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws (as amended and/or restated from time to time), its Certificate of Incorporation (as amended and/or restated from time to time), or elsewhere, as the case may be.

5.5                                 Insurance.   The Company will use commercially reasonable efforts to maintain from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors until such time as the Board of Directors determines that such insurance should be discontinued.  The Company shall name the Company as loss payee, and the policy shall not be cancelable by the Company without prior approval by the Board of Directors, including a majority of the Series A Directors.

5.6                                 Matters Requiring Investor Director Approval.  The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the Series A Directors then in office:

(a)                                  make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)                                 make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)                                  guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)                                 make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any U.S. bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States, in each case having a maturity not in excess of two (2) years;

(e)                                  otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement or the Purchase Agreement;

(f)                                    incur any aggregate indebtedness in excess of $100,000, in a single or series of related transactions, other than trade credit incurred in the ordinary course of business;

(g)                                 hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h)                                 change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i)                                     sell, transfer, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j)                   enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000.

5.7                                 Termination of Covenants.  The covenants set forth in this Section 5, except for Section 5.4, shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified Public Offering  or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation (as amended and/or restated from time to time), whichever event occurs first.

6.                                       Miscellaneous.

6.1                                 Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is a direct or indirect beneficial owner of a Holder or an Affiliate of a Holder (ii) is an Affiliate of a Holder; (iii) is an Immediate Family Member or trust for the benefit of an individual Holder or any individual described in clauses (i) or (ii) above or one or more of any such individual’s Immediate Family Members; (iv) in the case of any Holder that is a natural person, is a transferee pursuant to any transfer by such Holder for bona fide estate planning purposes, either during such Holder’s lifetime or on death by gift, will, intestate succession; or (v) after such transfer, holds at least five percent (5%) of such Holder’s Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11 and (z) such transferee is not, a direct or indirect competitor of the Company, provided that transfers to companies whose primary purpose is to make investments shall not be deemed to be competitors of the Company.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is a direct or indirect beneficial owner of a Holder or an Affiliate of a Holder; (2) that is an Affiliate of a Holder; (3) who is an Immediate Family Member of an individual Holder or any individual described in clauses (1) or (2) above; or (4) that is a trust for the benefit of an individual Holder, any individual described in clauses (1) or (2) above, or any such individual’s Immediate Family Members shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2                                 Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3                                 Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                                 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by  electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day (or two (2) business days, in the case of notices and other communications sent to the Cayman Islands) after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attn: Graham Robinson, Esq., and  if notice is given to the Investors, a copy shall also be given to a copy (which shall not constitute notice) shall also be given to Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Attn:  Michael H. Bison, Esq., and to Dechert LLP, 902 Carnegie Center, suite 500, Princeton, NJ 08540, Attn: Ella DeTrizio, Esq.

6.6                                 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the holders of at least sixty percent (60%) of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock then held by the Investors (voting as a single class and on an as-converted basis), (c) the holders of at least sixty percent (60%) of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock then held by the Investors (voting as a single class and on an as-converted basis) and (d) the Key Holders holding at least two-thirds of the Common Stock then held by the Key Holders who are then providing services to the Company as officers, employees or consultants; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided further that the written consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either is not directly applicable to the rights of the Key Holders or does not adversely affect the rights of the Key Holders in a manner that is disproportionate to the effect on the rights of other parties hereto. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion, and (ii) any waiver of Section 4 of this Agreement that is made in connection with a transaction in which any of the Investors, by agreement of the Company, purchases New Securities outside of the provisions of this Agreement shall be ineffective unless each Investor is afforded a similar opportunity to participate in such transaction (on the same terms and conditions) by purchasing at least such Investor’s pro rata share of the New Securities sold by the Company and purchased by the Investors in such transaction.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.  The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.

6.7                                 Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8                                 Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9                                 Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10                           Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11                           Dispute Resolution.

(a)                Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, shall be finally settled by arbitration.  The arbitration shall be conducted in accordance with the Securities

Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), including the AAA’s Procedures for Large, Complex Commercial Disputes, in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.  The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language.  The parties consent to the jurisdiction of the federal or state courts in New York, New York for the limited purpose of enforcing this agreement to arbitrate.  The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.

(b)                                 The arbitration shall be conducted by three arbitrators.  The claimant shall appoint an arbitrator in its request for arbitration.  The respondent shall appoint an arbitrator within 20 days of the receipt of the request for arbitration.  The two arbitrators shall appoint a third arbitrator, who shall act as chair of the tribunal, within 20 days after the appointment of the second arbitrator.  If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator from its National Panel of Securities Arbitrators or its Large, Complex Commercial Case Panel, not including any such members affiliated with the securities industry.  The chair of the tribunal shall be a citizen of the United States.

(c)                                  In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to order such production of documents, generally consistent with the discovery permitted under the Federal Rules of Civil Procedure, as may reasonably be requested by either party or by the tribunal itself.  In addition, either party may request a reasonable number of depositions of party witnesses.

(d)                                 The parties agree that the arbitration shall be kept confidential and that  the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the AAA, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding.  The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

(e)                                  The arbitration award shall be final and binding on the parties.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

6.12                           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13         H & Q Funds.  A copy of the Declaration of Trust, as amended and restated, for each of H & Q Healthcare Investors and H & Q Life Sciences Investors (together, the “Funds’) is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement  is executed on behalf of the Funds by an officer or trustee of the Funds in his or her capacity as an officer or trustee of the Funds, and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of each of the respective Funds.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

VERASTEM, INC.

By:	/s/ Robert Forrester
Name:	Robert Forrester
Title:	Chief Operating Officer

Signature Page to Second Amended and Restated Investors’ Rights Agreement

KEY HOLDERS:

/s/ Christoph Westphal
Christoph Westphal

/s/ Rich Aldrich
Rich Aldrich

/s/ Michelle Dipp
Michelle Dipp

/s/ Satish Jindal
Satish Jindal

Piyush Gupta

/s/ Robert Weinberg
Robert Weinberg

Eric Lander

/s/ Robert Forrester
Robert Forrester

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

BESSEMER VENTURE PARTNERS VII L.P.
BESSEMER VENTURE PARTNERS VII INSTITUTIONAL L.P.
BVP VII SPECIAL OPPORTUNITY FUND L.P.

By: Deer VII & Co. L.P., their General Partner

By: Deer VII & Co. Ltd., its General Partner

By:	/s/ J. Edmund Colloton
Name:	J. Edmund Colloton
Title:	Director

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

MPM BIOVENTURES V, L.P.

By: MPM BIOVENTURES V GP LLC, its General Partner

By: MPM BIOVENTURES V LLC, its Managing Member

By:	/s/ Ansbert Gadicke
Name:	Ansbert Gadicke
Title:	Member

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

LONGWOOD FOUNDERS FUND, L.P.

By: Longwood Founders GP, LLC, its General Partner

By:	/s/ Michelle Dipp
Name:	Michelle Dipp
Title:	Member and Manager

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

CHP III, L.P.

By: CHP III Management, LLC, its General Partner

By:	/s/ John J. Park
Name:	John J. Park
Title:	Managing Member

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

EASTERN CAPITAL LIMITED

By:	/s/ Mark VanDevelde
Name:	Mark VanDevelde
Title:	Director

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

H&Q HEALTHCARE INVESTORS *
(Full Legal Name of Purchaser Entity)

By:	/s/ Laura Woodward
(Authorized Signatory)

Title:	Treasurer

Date:

Telephone No.:	617-772-8500

Telecopy No.:	617-772-8577

Address:

c/o Hambrecht & Quist Capital Management LLC

2 Liberty Square, 9th Floor Boston, MA 02109

* The name H&Q Healthcare Investors is the designation of the Trustees for the time being under an Amended & Restated Declaration of Trust dated April 12, 1987, as amended, and all persons dealing with H&Q Healthcare Investors must look solely to the trust property for the enforcement of any claim against H&Q Healthcare Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of H&Q Healthcare Investors.

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

H&Q LIFE SCIENCES INVESTORS *
(Full Legal Name of Purchaser Entity)

By:	/s/ Laura Woodward
(Authorized Signatory)

Title:	Treasurer

Date:

Telephone No.:	617-772-8500

Telecopy No.:	617-772-8577

Address:

c/o Hambrecht & Quist Capital Management LLC

2 Liberty Square, 9th Floor Boston, MA 02109

* The name H&Q Life Sciences Investors is the designation of the Trustees for the time being under an Amended & Restated Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with H&Q Life Sciences Investors must look solely to the trust property for the enforcement of any claim against H&Q Life Sciences Investors, as neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of H&Q Life Sciences Investors.

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

ADVANCED TECHNOLOGY VENTURES VIII, L.P.

By:	ATV Associates VIII, LLC
its General Partner

By:	/s/ Jean George
Name:	Jean George
Title:	Managing Director

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

ASTELLAS VENTURE FUND I LP

By:	Astellas Venture Management LLC
Its:	General Partner

By:	/s/ Shinya Yano
Name:	Shinya Yano, Ph.D
Title:	President and Chief Executive Officer

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

CD-VENTURE GMBH

By:	/s/ Christoph Boehringer
Name:	Christoph Boehringer
Title:	General Manager

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

ALEXANDRIA EQUITIES, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc.,
a Maryland corporation, managing member

By:	/s/ dean shigenaga
Name:	dean shigenaga
Title:	CFO

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

/s/ E. Jeffrey Peierls
E. Jeffrey Peierls

/s/ Brian E. Peierls
Brian E. Peierls

Signed by E. Jeffrey Peierls, on behalf of the entities listed below, as trustee and/or authorized officer:

UD E.F. Peierls for Brian E. Peierls
UD E.F. Peierls for E. Jeffrey Peierls
UD J.N. Peierls for B.E. Peierls
UD J.N Peierls for E.J. Peierls
UD E.S. Peierls for E.F. Peierls et al
UW J.N. Peierls for Brian E. Peierls
UW J.N. Peierls for E. Jeffrey Peierls
UW E.S. Peierls for Brian E. Peierls — Accumulation
UW E.S. Peierls for E. Jeffrey Peierls — Accumulation
The Peierls Foundation, Inc.
UD Ethel F. Peierls Charitable Lead Trust

/s/ E. Jeffrey Peierls
E. Jeffrey Peierls

Signature Page to Second Amended and Restated Investors’ Rights Agreement

INVESTORS:

PETER AND CAROLYN LYNCH
Jt Ten with Rights of Survivorship

/s/ Peter S. Lynch
Peter S. Lynch

/s/ Carolyn A. Lynch
Carolyn A. Lynch

Signed by Peter S. Lynch, on behalf of the entities listed below, as trustee:

The Lynch Foundation u/a 07/14/88
Peter S. and Carolyn A. Lynch 1999 Unitrust u/a/ 12/28/99

/s/ Peter S. Lynch
Peter S. Lynch

Signed by Carolyn A. Lynch, on behalf of the entities listed below, as trustee:

Lynch Childrens Trust fbo Anne Lynch u/a 03/08/88
Lynch Childrens Trust fbo Elizabeth Lynch u/a 03/08/88
Lynch Childrens Trust fbo Mary Lynch u/a 03/08/88
Peter S. Lynch Charitable Lead Annuity u/a 03/27/96
Peter S. Lynch Charitable Lead Unitrust u/a 03/03/97

/s/ Carolyn A. Lynch
Carolyn A. Lynch

Signature Page to Second Amended and Restated Investors’ Rights Agreement

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held
Bessemer Venture Partners VII L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue Suite 104 Larchmont, NY 10538 Tel. 914-833-5300 Transactions@bvp.com	1,280,000 shares of Series A Preferred Stock 800,000 shares of Series B Preferred Stock 42,667 shares of Series C Preferred Stock

Bessemer Venture Partners VII Institutional L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue Suite 104 Larchmont, NY 10538 Tel.914-833-5300 Transactions@bvp.com	560,000 shares of Series A Preferred Stock 350,000 shares of Series B Preferred Stock 18,667 shares of Series C Preferred Stock

BVP VII Special Opportunity Fund L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue Suite 104 Larchmont, NY 10538 Tel. 914-833-5300 Transactions@bvp.com	2,160,000 shares of Series A Preferred Stock 1,350,000 shares of Series B Preferred Stock 71,999 shares of Series C Preferred Stock

MPM Bioventures V, L.P. The John Hancock Tower 200 Clarendon Street 54th floor Boston, MA 02116 Phone: 617-425-9200 Fax: 617-425-9201	4,000,000 shares of Series A Preferred Stock 2,500,000 shares of Series B Preferred Stock 266,666 shares of Series C Preferred Stock

Longwood Founders Fund, L.P. 800 Boylston St, Suite 1555 Boston, MA 02199 Phone: (617) 252-692	4,000,000 shares of Series A Preferred Stock 3,500,000 shares of Series B Preferred Stock 444,444 shares of Series C Preferred Stock

Name and Address	Number of Shares Held
CHP III, L.P. c/o Cardinal Partners 230 Nassau Street Princeton, NJ 08542 Phone: (609) 924-6452	4,000,000 shares of Series A Preferred Stock 2,500,000 shares of Series B Preferred Stock 444,444 shares of Series C Preferred Stock

Advanced Technology Ventures VIII, L.P. 1000 Winter Street Waltham, MA 02451	0 shares of Series A Preferred Stock 2,500,000 shares of Series B Preferred Stock 100,000 shares of Series C Preferred Stock

Eastern Capital Limited

c/o Foreshore Corporate Services Ltd.

Fourth Floor, Queensgate House

113 South Church Street

PO Box 1994

George Town

Grand Cayman KY1-1104

Cayman Islands

Attn: Mark VanDevelde, Director

0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 4,000,000 shares of Series C Preferred Stock

H & Q Healthcare Investors 2 Liberty Square, 9th Floor Boston, MA 02109 Fax: (617) 772-8577	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 1,533,333 shares of Series C Preferred Stock

H & Q Life Sciences Investors 2 Liberty Square, 9th Floor Boston, MA 02109 Fax: (617) 772-8577	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 688,889 shares of Series C Preferred Stock

Astellas Venture Fund I LP 2882 San Hill Road, Suite 121 Menlo Park, CA 94025 Attn: Shinya Yano, Ph.D Phone: (650) 926-0732 Fax: (650) 926-0740	0 shares of Series A Preferred Stock 1,000,000 shares of Series B Preferred Stock 71,111 shares of Series C Preferred Stock

CD-Ventures GmbH Bergheimerstrasse 89 a 69115 Heidelberg	0 shares of Series A Preferred Stock 500,000 shares of Series B Preferred Stock 138,755 shares of Series C Preferred Stock

Name and Address	Number of Shares Held
Germany Attn: Christoph Boehringer

Alexandria Equities, LLC 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101 Phone: (626) 578-0777 Fax: (626) 578-0770	0 shares of Series A Preferred Stock 250,000 shares of Series B Preferred Stock 44,444 shares of Series C Preferred Stock

E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 57,400 shares of Series B Preferred Stock 44,000 shares of Series C Preferred Stock

Brian E. Peierls 7808 Harvestman Cove Austin, TX 78731-1243	0 shares of Series A Preferred Stock 57,400 shares of Series B Preferred Stock 38,000 shares of Series C Preferred Stock

UD E.F. Peierls for Brian E. Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 13,500 shares of Series B Preferred Stock 8,900 shares of Series C Preferred Stock

UD E.F. Peierls for E. Jeffrey Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 13,500 shares of Series B Preferred Stock 8,900 shares of Series C Preferred Stock

UD J.N. Peierls for B.E. Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 18,000 shares of Series B Preferred Stock 20,000 shares of Series C Preferred Stock

UD J.N Peierls for E.J. Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 18,000 shares of Series B Preferred Stock 20,000 shares of Series C Preferred Stock

UD E.S. Peierls for E.F. Peierls et al c/o E. Jeffrey Peierls 73 South Holman Way	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 16,000 shares of Series C Preferred Stock

Name and Address	Number of Shares Held
Golden, CO 80401

UW E.S. Peierls for Brian E. Peierls — Accumulation c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 12,300 shares of Series B Preferred Stock 13,300 shares of Series C Preferred Stock

UW E.S. Peierls for E. Jeffrey Peierls — Accumulation c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 9,000 shares of Series B Preferred Stock 7,100 shares of Series C Preferred Stock

UW J.N. Peierls for Brian E. Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 16,900 shares of Series B Preferred Stock 14,200 shares of Series C Preferred Stock

UW J.N. Peierls for E. Jeffrey Peierls c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 16,900 shares of Series B Preferred Stock 14,200 shares of Series C Preferred Stock

The Peierls Foundation, Inc. c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 424,400 shares of Series B Preferred Stock 289,000 shares of Series C Preferred Stock

UD Ethel F. Peierls Charitable Lead Trust c/o E. Jeffrey Peierls 73 South Holman Way Golden, CO 80401	0 shares of Series A Preferred Stock 42,700 shares of Series B Preferred Stock 37,700 shares of Series C Preferred Stock

Peter and Carolyn Lynch Jt. Ten with Rights of Survivorship 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 106,666 shares of Series C Preferred Stock

The Lynch Foundation u/a 07/14/88 82 Devonshire Street, S4A Boston, MA 02109	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 164,444 shares of Series C Preferred Stock

Name and Address	Number of Shares Held
Phone: (617) 563-3603

Peter S. Lynch and Carolyn A. Lynch 1999 Unitrust u/a 12/28/99 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 151,111 shares of Series C Preferred Stock

Lynch Childrens Trust fbo Anne Lynch u/a 03/08/88 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 17,777 shares of Series C Preferred Stock

Lynch Childrens Trust fbo Elizabeth Lynch u/a 03/08/88 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 17,777 shares of Series C Preferred Stock

Lynch Childrens Trust fbo Mary Lynch u/a 03/08/88 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 17,777 shares of Series C Preferred Stock

Peter S. Lynch Charitable Lead Annuity u/a 3/27/96 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 31,111 shares of Series C Preferred Stock

Peter S. Lynch Charitable Lead Unitrust u/a 3/03/97 82 Devonshire Street, S4A Boston, MA 02109 Phone: (617) 563-3603	0 shares of Series A Preferred Stock 0 shares of Series B Preferred Stock 31,111 shares of Series C Preferred Stock

Lawrence H. Summers 207 Fisher Avenue Brookline, MA 02445	0 shares of Series A Preferred Stock 75,000 shares of Series B Preferred Stock 0 shares of Series C Preferred Stock

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held
Christoph Westphal 17 Hawes St. Brookline, MA 02446	2,200,000 shares of Common Stock

Rich Aldrich 26 Beech Rd. Brookline, MA 02446	1,900,000 shares of Common Stock

Michelle Dipp 505 Tremont St., Unit 702 Boston, MA 02116	600,000 shares of Common Stock

Piyush Gupta 2 Hawthorne Place, Apt. 9K Boston, MA 02114	1,550,000 shares of Common Stock

Satish Jindal 375 Atherton St. Milton, MA 02186	667,319 shares of Common Stock

Eric Lander 74R Fayerweather St. Cambridge, MA 02138	1,250,000 shares of Common Stock

Robert Weinberg 25 Copley St. Brookline, MA 02446	1,250,000 shares of Common Stock

Robert Forrester 346 Gay Street Westwood, MA 02090	448,000 shares of Common Stock